Exhibit 99.1

FINISH LINE ANNOUNCES CASH DIVIDEND AND ANNUAL SHAREHOLDERS MEETING DATE

Indianapolis, Indiana - April 25, 2005

The Finish Line, Inc. (Nasdaq: FINL) announced today that on April 21, 2005 its Board of Directors declared a quarterly cash dividend of $0.025 per share of Class A and Class B common stock. The quarterly cash dividend will be payable on June 15, 2005, to stockholders of record on June 1, 2005.

The Company’s Board of Directors has established July 21, 2005 as the 2005 Annual Shareholders Meeting date and May 27, 2005 as the record date for such Annual Meeting. The location of the meeting is expected to be at the Company’s Headquarters in Indianapolis, Indiana.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including Internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 613 Finish Line stores in 46 states and online. In addition, the Company also operates 37 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, Ext. 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, Ext. 6827
Corporate Communications Manager